Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

I hereby consent to the incorporation by reference in this Form S-1 of our audit report dated March 6, 2012 relative to the financial statements of Kopjaggers, Inc. as of December 31, 2011 and the related statements of operations, stockholders' equity and cash flows for the year then ended and for the period February 23, 2010 (date of inception) through December 31, 2011.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

s/s

Clearwater, Florida

July 23, 2013